Exhibit 99.1

Jumptap to be Acquired by Millennial Media

Keating Capital Portfolio Company to Merge with Leading Independent Mobile Advertising Platform

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--August 15, 2013--Keating Capital, Inc. (Nasdaq: KIPO) (www.KeatingCapital.com), a pre-IPO investor and a business development company, announced that, on August 13, 2013, Jumptap, Inc. signed a definitive merger agreement to be acquired by Millennial Media, Inc. (NYSE: MM) in a predominantly stock transaction. According to Millennial Media, based on its closing share price on August 9, 2013, Jumptap stockholders will receive shares of Millennial Media common stock representing approximately 22.5% of the pro forma ownership post transaction, and valuing the transaction at approximately $225 million.

Jumptap is a mobile advertising network and data platform that helps global brands target, place and track advertising on mobile phones and tablets. Jumptap utilizes its proprietary targeting technology, industry partnerships and third-party data to optimize mobile advertising campaigns by identifying and targeting the most relevant mobile audiences. The Jumptap - Millennial Media combination and the related collaboration opportunities position the business as the leading global mobile platform in the fast-growing mobile ad market.

Keating Capital invested $5.0 million in Jumptap’s Series G convertible preferred stock on June 29, 2012. Based on the rights and preferences of the Series G preferred stock, at the closing of the merger, Keating Capital will receive shares of Millennial Media’s common stock with a value of $8.75 million based on a five-day average closing price of Millennial Media’s stock prior to the closing. Accordingly, the actual number of shares to be received by Keating Capital will be determined at closing and will be equal to $8.75 million divided by the five-day average closing price prior to the closing. However, pursuant to the terms of the merger agreement, approximately 10% of the shares of Millennial Media’s common stock to be received by Keating Capital will be held in escrow for a one-year period following the closing as partial security for potential stockholder indemnification obligations.

The shares of Millennial Media’s common stock received by Keating Capital at the closing will be subject to certain contractual lockup restrictions. Accordingly, Keating Capital may not sell any shares of Millennial Media common stock for the initial 90-day period following the closing, but may sell up to 1/3 of its shares during the second 90-day period after the closing. All lockup restrictions will expire on the 180th day following the closing. The ultimate value that Keating Capital will be able to realize on its Jumptap investment will depend on the actual trading price of Millennial Media’s common stock when it disposes of its shares following these lockup periods.

The merger is expected to be completed in the fourth quarter of 2013. However, the closing of the merger is subject to the satisfaction of various customary closing conditions, including approval by Millennial Media’s stockholders and certain regulatory approvals. Keating Capital can give no assurances that the merger transaction will be completed, and even if completed, when it may be completed.

Assuming the merger is completed, Keating Capital’s investment in Jumptap will represent the sixth portfolio company (out of a total of 20 portfolio company investments) to have completed an IPO or sale transaction since Keating Capital’s initial portfolio company investment in January 2010.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

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Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com